EXHIBIT 2.1
Asset Purchase Agreement
By and Among
Advanced Viral Research Corp.,
Triad Biotherapeutics, Inc.
and
Vincent P. Gullo and Dallas E. Hughes
Dated as of December 3 , 2007

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(a)

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APPENDICES, EXHIBITS AND SCHEDULES
Appendices

Appendix A	Certain Definitions
Exhibits

Exhibit 3.2(a) Exhibit 3.2(b)	Form of General Assignment and Bill of Sale Form of Intellectual Property Assignment
Schedules

Schedule 1.1(a) Schedule 1.1(b) Schedule 1.1(c) Schedule 1.1(d) Schedule 1.1(e) Schedule 1.1(f) Schedule 1.1(g) Schedule 1.2 Schedule 2.1(c) Schedule 4 Schedule 5	Compounds Extracts Strains AFP Technology Transferred Contracts Books and Records Patents Assumed Liabilities Allocation of Purchase Price Sellers Disclosure Schedule Purchaser Disclosure Schedule

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made and entered into this 3rd day of December 2007, by and among Advanced Viral Research Corp., a Delaware corporation (“Parent”), Triad Biotherapeutics, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”) and Dallas E. Hughes (“Hughes”) and Vincent P. Gullo (“Gullo”), both individuals (Hughes and Gullo are sometimes referred to individually as a “Seller” and collectively as the “Sellers”). Sellers, Purchaser and Parent are sometimes referred to individually as a “Party” and collectively as the “Parties.” Other capitalized terms used in this Agreement are defined on Appendix A hereto.
RECITAL
WHEREAS, the Parties wish to provide for the purchase by Purchaser of the Purchased Assets from Sellers on the terms and subject to the conditions and other provisions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing recital and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
AGREEMENT
ARTICLE 1. THE TRANSACTION
     1.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers hereby sell, transfer, convey, assign and deliver to Purchaser, and Purchaser hereby purchases from Sellers, all of Sellers’ right, title and interest in and to the following (collectively, the “Purchased Assets”):
          (a) Compounds. The chemical compounds identified as CTK000147 (proteasome inhibitor) and CTK000168 (Eg5 inhibitor) more fully described and listed on Schedule 1.1(a) (the “Compounds”), including all derivatives and analogs of the Compounds;
          (b) Extracts. The extracts more fully described and listed on Schedule 1.1(b) (the “Extracts”);
          (c) Strains. The microbial strains more fully described and listed on Schedule 1.1(c) (the “Strains”);
          (d) AFP Technology. The affinity purification technology more fully described and listed on Schedule 1.1(d) (the “AFP Technology”);
          (e) Transferred Contracts. The Contracts listed on Schedule 1.1(e) (the “Transferred Contracts”);
          (f) Books and Records. All books, files, papers, correspondence, databases, documents, records and documentation relating to the Compounds, Extracts, Strains and AFP Technology, including without limitation, pre-clinical testing data and research, including items stored as computer data bases, files, correspondence and other records and similar information related to any of the Compounds, Extracts, Strains and AFP Technology (the “Books and Records”), including but not limited to the information described on Schedule 1.1(f), which shall be provided in forms or formats as agreed to by Sellers and Purchaser;
          (g) Patent. The patent more fully described and listed on Schedule 1.1(g) (the “Patent”); and

          (h) Seller Intellectual Property. All Seller Intellectual Property not otherwise described in Sections 1.1(a) through (g).
For avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Purchased Assets do not, and shall not, include: (i) the chemical compound known as CTK000120 (cyclophilin inhibitor), its derivatives and analogs, any intellectual property, data, results or materials generated in connection with such compound, or rights for copies of the producing strain for such compound (identified as A04460); (ii) any Contracts other than the Transferred Contracts; (iii) any books, files, papers, correspondence, databases, documents, records and documentation not related to the Compounds, Extracts, Strains and AFP Technology, even if forming part of any books, files, correspondence, databases, documents, records or documentation constituting Books and Records; (iv) laboratory or other equipment; or (v) any other asset not expressly identified in Sections 1.1(a) through (i) as a Purchased Asset.
     1.2 Assumed Liabilities. Purchaser shall not assume and shall not be liable or responsible for any Liability of Sellers other than those certain liabilities more fully described and listed on Schedule 1.2 (collectively, the “Assumed Liabilities”).
     1.3 Non-Assignable Assets.
          (a) Notwithstanding the foregoing, if any of the Purchased Assets are not assignable or transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a third party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Legal Requirements, and any of such Assignment Consents have not been obtained by Sellers at or prior to the Closing, Sellers shall continue to use commercially reasonable efforts to obtain the Assignment Consents as soon as reasonably practicable after Closing, and this Agreement and the related instruments of transfer shall not constitute an assignment or transfer of such Non-Assignable Assets, and Purchaser shall not assume Sellers’ rights or obligations under such Non-Assignable Assets (and such Non-Assignable Assets shall not be included in the Purchased Assets). After the Closing, upon receipt of an Assignment Consent with respect to any Non-Assignable Asset, Sellers shall assign to Purchaser such Non-Assignable Asset. Following any such assignment, such assets shall be deemed Purchased Assets for purposes of this Agreement.
          (b) After the Closing, Sellers shall cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained at or prior to the Closing.
ARTICLE 2. CONSIDERATION FOR PURCHASED ASSETS
     2.1 Purchase Price.
          (a) Purchased Assets Purchase Price. Subject to the terms of this Agreement, as full consideration for the sale, assignment, transfer and delivery of the Purchased Assets Purchaser is paying to Sellers the following (the “Purchase Price”):
               (i) Closing Consideration. At the Closing, Purchaser shall deliver to Sellers, an aggregate of: (x) $250,000, in cash, by wire transfer of immediately available funds; and (y) that number of shares (rounded to the nearest whole share) of Parent Common Stock determined by dividing $250,000 by the Closing Thirty-Day Average Stock Price (the “Initial Stock”); provided, that one-half of the cash and one-half of the Initial Stock shall be delivered to each Seller.

          (ii) Contingent Consideration.
                    (A) Upon Parent, Purchaser or any of their respective Affiliates (x) confirming through in vivo studies in mice that either or both of the Compounds or any compound synthesized or derived from either of the Compounds (a “Structural Analog”) is (i) safe, insofar as the safety results in mice are sufficient to proceed toward an IND, and (ii) effective against a targeted indication, sufficient to proceed toward an IND; (y) closing on a financing (or a series of financing over a three year period) generating at least $12 million of proceeds; and (z) filing or causing to be filed a U.S. patent application on either of the Compounds or a Structural Analog (the date when the last to occur of x, y and z above being referred to hereinafter as the “Milestone Date”), Purchaser shall deliver to Sellers, an aggregate of: (xx) $250,000, in cash, by wire transfer of immediately available funds; and (yy) that number of shares (rounded to the nearest whole share) of Parent Common Stock determined by dividing $250,000 by the Closing Thirty-Day Average Stock Price (the “Subsequent Stock”); provided, that one-half of the cash and one-half of the Subsequent Stock shall be delivered to each Seller.
                    (B) Upon the first IND pertaining to CTK000147 (proteasome inhibitor) or a Structural Analog being approved or allowed by the FDA (whether such IND is filed or caused to be filed by Parent, Purchaser or any of their respective Affiliates), Purchaser shall deliver to Sellers an aggregate of $250,000, in cash, by wire transfer of immediately available funds; provided, that one-half of each such payment shall be delivered to each Seller.
                    (C) Upon the first IND pertaining to CTK000168 (Eg5 inhibitor) or a Structural Analog being approved or allowed by the FDA (whether such IND is filed or caused to be filed by Parent, Purchaser or any of their respective Affiliates), Purchaser shall deliver to Sellers an aggregate of $250,000, in cash, by wire transfer of immediately available funds; provided, that one-half of each such payment shall be delivered to each Seller.
                    (D) Upon the first approval by the FDA for commercial sale of CTK000147 (proteasome inhibitor) or a Structural Analog, Purchaser shall pay to Sellers an aggregate of $500,000, in cash, by wire transfer of immediately available funds; provided, that one-half of each such payment shall be delivered to each Seller.
                    (E) Upon the first approval by the FDA for commercial sale of CTK000168 (Eg5 inhibitor) or a Structural Analog, Purchaser shall pay to Sellers an aggregate of $500,000, in cash, by wire transfer of immediately available funds; provided, that one-half of each such payment shall be delivered to each Seller.
                    (F) Purchaser shall pay to Sellers from time to time, in cash, 5% of the value of any cash, cash equivalents and securities received by Parent, Purchaser and their respective Affiliates from third parties (whether received by Parent, Purchaser and their respective Affiliates in cash, other property, services or otherwise) in consideration of the sale or license of any of the Compounds and Structural Analogs on terms and conditions to be mutually agreed upon between Seller and Purchaser, but in no event less frequently than once per calendar quarter and provided that one-half of each such payment shall be delivered to each Seller.
          (b) Restricted Shares; Piggyback Right. The shares comprising the Initial Stock and the Subsequent Stock shall be restricted securities as such term is defined under the Securities Act of 1933. All certificates evidencing the Initial Stock and the Subsequent Stock shall bear a restriction in substantially the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

If, at any time, Parent proposes to file a registration statement under the Securities Act for purposes of a public offering of securities of Parent (including a registration statement covering the sale of securities by securities holders other than Sellers), it shall notify Sellers in writing (the “Parent Notice”). Each Seller shall have the right to include in any such registration statement all or any part of the Registrable Securities then held by him (the “Piggyback Right”). In order to exercise his Piggyback Right, a Seller shall give written notice to Parent (the “Piggyback Notice”) no later than 20 days following the date on which Parent gives the Parent Notice. The Piggyback Notice shall set forth the number of Registrable Securities that Seller desires to include in the registration statement.
          (c) Allocation of Purchase Price. The Purchase Price shall be allocated among the various classes of Purchased Assets (as such classes are defined for the purposes of Section 1060 of the Code) in accordance with Schedule 2.1(c). None of the Parties shall take a position on any Tax Return (including IRS Form 8594), before any Tax Authority or in any judicial proceeding that is in any manner inconsistent with such allocation without the written consent of the other Parties to this Agreement or unless specifically required pursuant to a determination by an applicable Tax Authority. The Parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.
ARTICLE 3. CLOSING AND CLOSING DELIVERIES
     3.1 Closing; Time and Place. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Parent on the date of execution of this Agreement (the “Closing Date”).
     3.2 Deliveries by Sellers. On the date hereof, Sellers are (i) taking all reasonable steps necessary to place Purchaser in control of the Purchased Assets; and (ii) delivering the following items, duly executed by Sellers as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:
          (a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Purchased Assets, substantially in the form attached hereto as Exhibit 3.2(a) (the “General Assignment and Bill of Sale”);
          (b) Intellectual Property Assignment. Any and all documents necessary to properly record the assignment to Purchaser of all of Sellers’ right, title and interest in and to the Seller Intellectual Property, including the intellectual property assignment (the “Intellectual Property Assignment”), substantially in the form of Exhibit 3.2(b) attached hereto;
          (c) Other Conveyance Instruments. Such other specific instruments of sale, transfer, conveyance and assignment as Purchaser may reasonably request;
          (d) Transferred Contracts. Originals or true and correct copies of all Transferred Contracts;
          (e) Books and Records. The Books and Records, which shall be provided in forms or formats as agreed to by Sellers and Purchaser;
          (f) Consents. All Assignment Consents, Seller Governmental Consents, and Required Seller Third Party Consents; and

          (g) Employment Agreements. Employment agreements by and between Parent, on the one hand, and each of Hughes and Gullo, on the other hand, in form and substance acceptable to Parent and its counsel, and executed by Hughes and Gullo, as applicable.
     3.3 Deliveries by Parent and Purchaser. At the Closing, Parent and Purchaser are delivering the following items, duly executed by Parent or Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to Sellers and Sellers’ counsel.
          (a) Wire Transfer. A wire transfer for credit to Sellers’ accounts, in the aggregate amount of $250,000;
          (b) Initial Stock. The delivery to Sellers of the Initial Stock; and
          (c) Employment Agreements. Employment agreements by and between Parent, on the one hand, and each of Hughes and Gullo, on the other hand, in form and substance acceptable to Sellers and their counsel, and executed by Parent.
     3.4 Delivery by Parent, Purchaser and Sellers. Concurrently with the execution hereof, Parent, Purchaser and Sellers shall deliver such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Purchased Assets in accordance with the terms hereof and consummate the Transaction, and to vest in Purchaser full, complete, absolute, legal and equitable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as specifically set forth on Schedule 4 (the “Seller Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 4), the Sellers hereby severally represent and warrant to Purchaser and Parent as follows:
     4.1 Title to Assets. Sellers have good and valid title to the Purchased Assets, free and clear of any Encumbrances other than Permitted Encumbrances.
     4.2 Patent; Seller Intellectual Property.
          (a) The Patent is owned solely by Sellers and is the only patent related to the Purchased Assets. Sellers have made available to Purchaser a copy of the Patent. There are no pending patent applications or any registered copyrights or registered trademarks related to the Purchased Assets. To Sellers’ Knowledge, there are no intellectual property rights owned or controlled by any third party related to the Purchased Assets. Sellers have received no claim of infringement of any intellectual property rights of any Person arising out of the Purchased Assets.
          (b) Sellers have not granted any Person a license that is currently in effect under the Patent for any purpose.
          (c) The Patent is not involved in any interference or opposition proceeding, and, to Sellers’ Knowledge, no such proceeding is being threatened with respect to the Patent.
          (d) Sellers have disclosed trade secrets of Sellers included in the Seller Intellectual Property only to Persons that have executed written confidentiality agreements governing the use or disclosure of such trade secrets.

          (e) No professional or technical employees have provided services to Sellers in connection with the Patent or the Seller Intellectual Property.
          (f) Without limiting any of the other representations set forth in this Section 4.2, to Sellers’ Knowledge, the Purchased Assets are free and clear of all claims and interests of Cetek Corporation, a Massachusetts corporation (“Cetek”), notwithstanding that Cetek may receive certain contingent payments pursuant to the terms of the Cetek Agreements. For avoidance of doubt, Sellers shall retain, and Purchaser shall not assume, the Liabilities under the Cetek Agreements, including the Liabilities for any contingent payments, and Sellers shall indemnify the Purchaser Indemnitees against Purchaser Damages arising out of, relating to or resulting from the Cetek Agreements in accordance with Article 6.
     4.3 Authority of Sellers. Each Seller has all necessary power and authority and has taken all actions necessary to enter into this Agreement and to carry out the Transaction. Each Seller has taken all action required by law to be taken by him to authorize the execution and delivery of this Agreement by him and to consummate the Transaction. This Agreement has been duly and validly executed and delivered by each Seller and, when executed and delivered by the other Parties hereto, will constitute a legal, valid and binding obligation of each Seller enforceable against him in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
     4.4 Consents and Approvals.
          (a) Section 4.4(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, orders or authorizations of, or registrations, declarations or filings with, any governmental or regulatory authority that are required by or with respect to Sellers in connection with the execution and delivery of this Agreement by Sellers or the performance of their obligations hereunder, except for such consents, waivers, approvals, Orders or authorizations the failure to obtain which, and such registrations, declarations or filings the failure to make which, would not have a Material Adverse Effect or materially impair or delay Sellers’ ability to perform their obligations hereunder (the “Seller Governmental Consents”).
          (b) Section 4.4(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all consents, waivers, approvals, or authorizations of, or notices to, any third party (other than a governmental or regulatory authority) that are required by or with respect to Sellers in connection with the execution and delivery of this Agreement by Sellers or the performance of their obligations hereunder, except for such consents, waivers, approvals, or authorizations the failure to obtain which, and such notices the failure to give which, would not have a Material Adverse Effect or materially impair or delay Sellers’ ability to perform their obligations hereunder (the “Required Seller Third Party Consents”).
     4.5 Non-Contravention. The execution and delivery by Sellers of this Agreement does not, and the performance by Sellers of their obligations under this Agreement and the consummation of the Transaction will not:
          (a) to Sellers’ Knowledge, conflict with or result in a violation or breach of any term or provision of any law applicable to Sellers or the Purchased Assets; or
          (b) assuming the receipt of the Assignment Consents and Required Seller Third Party Consents, conflict with or result in a breach or default (or an event which, with notice or lapse of time or both, would constitute a breach or default) under any Transferred Contract.

     4.6 Material Contracts.
          (a) Section 4.6(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each Contract to which either Seller is a party and that relates to the Purchased Assets (collectively, the “Contracts”). Sellers have made available to Parent or Purchaser complete and correct copies of all Transferred Contracts identified in Section 4.6(a) of the Seller Disclosure Schedule.
          (b) Except as set forth in Section 4.6(b) of the Seller Disclosure Schedule: (i) the Contracts are the only Contracts material to the Purchased Assets; (ii) each of the Transferred Contracts is in effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms; and (iii) Sellers have performed, and to Sellers’ Knowledge, its predecessor has performed, all of their respective required material obligations under, and Sellers are not in material violation or breach of or default under, any such Transferred Contract. To Sellers’ Knowledge, the other parties to the Transferred Contracts are not in material violation or breach of or default under such Transferred Contracts.
     4.7 Compliance with Legal Requirements. To Sellers’ Knowledge, Sellers are in substantial compliance with all applicable Legal Requirements relating to the use of the Purchased Assets. Since acquiring the Purchased Assets, Sellers have not received, nor are they aware of, any written notice from any Governmental Authority alleging any failure to comply with any applicable Legal Requirement relating to the use of the Purchased Assets.
     4.8 Certain Liabilities. Sellers have no material Liabilities relating to the Purchased Assets other than Liabilities under the terms of the Contracts.
     4.9 Legal Proceedings. There is no Proceeding pending or, to Sellers’ Knowledge, threatened, against Sellers as of the date of this Agreement that involves or in any way relates to the Purchased Assets.
     4.10 Acquisition of Securities. Each Seller will acquire the Initial Stock and any Subsequent Stock for his own account and not with a view to the public distribution thereof.
     4.11 Brokers. Except as set forth in Section 4.11 of the Seller Disclosure Schedule, Sellers have no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which the Purchaser could become liable or obligated.
     4.12 Solvency. Sellers are not entering into this Agreement or closing the Transaction with the intent to hinder, delay or defraud any Person to which either of them is, or may become, indebted. The Purchase Price is not less than the reasonably equivalent value of the Purchased Assets. Sellers’ assets, at a fair valuation, exceed their liabilities, and Sellers will be able after the Closing, to meet their debts as they mature and will not become insolvent as a result of the Transaction.
     4.13 Disclaimer of Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 4, Sellers make no other representations or warranties, express or implied, and Sellers hereby disclaim any such other representations or warranties, whether by Sellers, any of their agents or representatives, or by any other Person, with respect to this Agreement and the Transaction. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or the Seller Disclosure Schedule, no representation or warranty is made, and Sellers hereby disclaim any representation or warranty with respect to, (a) any merchantability or fitness for a particular purpose as to the Purchased Assets, or (b) any data, memoranda, presentations or any other materials or information delivered, disclosed, discussed, provided or made available to Parent or Purchaser or any of their respective directors, officers, employees, agents or representatives, including, without limitation, by means of any meeting, conference or otherwise.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT
Except as specifically set forth on the Schedule 5 (the “Purchaser Disclosure Schedule”) attached to this Agreement (the parts of which are numbered to correspond to the applicable Section numbers of this Agreement), Purchaser and Parent hereby represent and warrant to Sellers as follows:
     5.1 Due Organization. Purchaser and Parent are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.
     5.2 Capitalization. The authorized capital stock of Parent consists of 2,000,000,000 shares of Parent Common Stock and 50,000 shares of Parent Preferred Stock and the authorized capital stock of Purchaser consists of 1,000 shares of Purchaser Common Stock. Section 5.2 of the Purchaser Disclosure Schedule sets forth the number of shares of Parent Common Stock, Parent Preferred Stock and Purchaser Common Stock issued and outstanding. All of the outstanding shares of Parent Common Stock and Purchaser Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. No Person holds any preemptive or similar right with respect to any future issuance of Parent Common Stock or Purchaser Common Stock. Section 5.2 of the Purchaser Disclosure Schedule sets forth the number of shares of Parent Common Stock and Purchaser Common Stock reserved for future issuance pursuant to outstanding convertible securities of Parent.
     5.3 SEC Filings; Financial Statements.
          (a) Copies of all reports, registration statements, proxy statements and other documents filed by Parent with the SEC since January 1, 2003 (the “Purchaser SEC Documents”) have been made available to Sellers for their review. All reports, statements and other documents required to have been filed by Parent with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
          (b) The financial statements contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Parent as of the respective dates thereof and the consolidated results of operations and cash flows of the Parent for the periods covered thereby.
     5.4 Compliance with Legal Requirements. Each of the Parent and Purchaser is in substantial compliance with all applicable Legal Requirements.
     5.5 Legal Proceedings. Except as disclosed in the Parent SEC Documents filed with the SEC before the date of this Agreement, there is no material Proceeding pending or, to Parent’s or Purchaser’s actual knowledge, threatened, that involves either of the Parent or the Purchaser or any of the assets owned or used by either the Parent or the Purchaser.

     5.6 Authority; Binding Nature of Agreement. Parent and Purchaser have all necessary power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder (including obligations relating to the issuance and delivery of the Initial Stock and Subsequent Stock) and thereunder; and the execution, delivery and performance by Parent and Purchaser of this Agreement have been duly authorized by all necessary action on the part of Parent and Purchaser, respectively. This Agreement constitutes the valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     5.7 Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Transaction (including the issuance and delivery of the Initial Stock and any Subsequent Stock), will (a) conflict with or result in any violation of any provision of the certificate of incorporation, bylaws or other charter or organizational documents of either of the Parent or the Purchaser, (b) result in a breach or default by either of the Parent or the Purchaser under any material contract to which any of the Parent or the Purchaser is a party, (c) result in a violation of any applicable Legal Requirement or order to which any of the Parent or the Purchaser is subject or (d) result in the creation of an Encumbrance on any material asset of any of the Parent or the Purchaser. Neither Parent nor Purchaser will be required to obtain any Consent from any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Transaction.
     5.8 Shares. The Initial Stock and any Subsequent Stock will, when issued, be validly issued, fully paid and nonassessable. The issuance of the Initial Stock and any Subsequent Stock is and will be exempt from the registration provisions of the Securities Act and the registration and qualification provisions of all applicable state securities laws. All notices and filings required to be made under state securities laws in connection with the offer, issuance and delivery of the Initial Stock and any Subsequent Stock have been or will be given and made by Parent on a reasonably timely basis. The Parent Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is quoted for trading on the OTCBB and neither Parent nor Purchaser has taken any action that may have the effect of terminating the registration of the Parent Common Stock under the Exchange Act or terminating the Parent Common Stock from being quoted for trading on the OTCBB.
     5.9 Brokers. Neither the Purchaser nor the Parent has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction for which the Sellers could become liable or obligated.
     5.10 Financial Ability. Parent and Purchaser have sufficient funds to pay the Purchase Price and to perform their respective obligations with respect to the Transaction.
ARTICLE 6. INDEMNIFICATION
     6.1 Survival of Representations; Indemnification by Sellers.
          (a) The representations and warranties of Sellers set forth in Sections 4.1, 4.3 and 4.4 will survive the Closing indefinitely.
          (b) All representations and warranties of Sellers set forth in this Agreement other than those contained in Sections 4.1, 4.3 and 4.4 will survive the Closing but will terminate and expire, and will cease to be of any force or effect, at 5:00 PM Eastern time on the date which is eighteen (18) months after the Closing Date and all liability of Sellers with respect to such representations and warranties will thereupon be extinguished; provided, however, that if, prior to such eighteen (18) month anniversary date, Purchaser shall have duly delivered to Sellers, in conformity with all of the applicable procedures set forth in Section 5.1(e), a Purchaser Claim Notice, then the specific claim set forth in such Purchaser Claim Notice will survive (and will not be extinguished upon) such eighteen (18) month anniversary;

          (c) Subject to the limitations set forth in this Section 6.1 and elsewhere in this Agreement, from and after the Closing Date, each Seller, severally, shall indemnify, defend and hold harmless Purchaser, Parent and their respective Affiliates (each a “Purchaser Indemnitee”) from and against one-half of any and all Damages, whether or not involving a third-party claim, including attorneys’ fees and related defense costs and expenses (collectively, “Purchaser Damages”), arising out of, relating to or resulting from: (i) any breach of a representation or warranty of Sellers contained in this Agreement; (ii) any breach or non-performance by Sellers of any of their covenants or agreements contained in this Agreement; (iii) the Cetek Agreements; or (iv) the enforcement of this Section 6.1.
          (d) Sellers will not be required to indemnify Purchaser Indemnitee with respect to any Purchaser Damages, except to the extent that the cumulative amount of the Purchaser Damages actually incurred by Purchaser Indemnitee exceeds $50,000; and Sellers will only be required to pay, and will only be liable for, the amount by which the cumulative amount of the Purchaser Damages actually incurred by Purchaser Indemnitee exceeds $25,000;
          (e) If any Purchaser Indemnitee wishes to assert an indemnification claim against Sellers, such Purchaser Indemnitee will deliver to Sellers, as soon as reasonably practicable, a written notice (a “Purchaser Claim Notice”) setting forth:
               (i) the provision of this Agreement upon which such indemnification claim is based;
               (ii) a reasonably detailed description of the facts and circumstances giving rise to the indemnification claim; and
               (iii) a reasonably detailed description of, and a good faith estimate of the total amount of, the Purchaser Damages actually incurred or expected to be incurred by Purchaser Indemnitee in connection with such indemnification claim.
          (f) If Purchaser Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may reasonably be expected to give rise to an indemnification claim against Sellers, then Purchaser Indemnitee will deliver to Sellers a written notice describing such matter in reasonable detail as soon as reasonably practicable; provided, however, that for the sole purpose of determining whether a matter or threatened matter may give rise to an indemnification claim against Sellers within the meaning of this sentence, the limitation set forth in Section 6.1(d) will not be taken into account. Sellers will have the right, at their election and at their sole expense, to assume the defense of any such matter with their own counsel. If Sellers elects to assume the defense of any such matter, then:
               (i) Notwithstanding anything to the contrary contained in this Agreement, Sellers will not be required to pay or otherwise indemnify Purchaser Indemnitee against any attorneys’ fees or other expenses incurred on behalf of Purchaser Indemnitee in connection with such matter following Sellers’ election to assume the defense of such matter;
               (ii) Purchaser Indemnitee will make available to Sellers all books, records and other documents and materials that are under the control of Purchaser Indemnitee or any of Purchaser Indemnitee’s Affiliates, advisors or representatives and that Sellers reasonably considers necessary or desirable for the defense of such matter;
               (iii) Purchaser Indemnitee will execute such documents and take such other actions as Sellers may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter;

               (iv) Purchaser Indemnitee will otherwise fully cooperate as reasonably requested by Sellers in the defense of such matter;
               (v) Purchaser Indemnitee will not admit any liability with respect to such matter; and
               (vi) Sellers will have the exclusive right to settle, adjust or compromise such matter, on such terms as Sellers may consider appropriate, with the consent of Purchaser Indemnitee (which will not be unreasonably withheld).
          (g) If Sellers elect not to assume the defense of such matter, then Purchaser Indemnitee will proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to Sellers; provided, however, that Purchaser Indemnitee will not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of Sellers (which will not be unreasonably withheld).
          (h) To the extent Sellers make or are required to make any indemnification payment to Purchaser Indemnitee, Sellers will be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Purchaser Indemnitee may have against any other Person with respect to any Purchaser Damages, circumstances or matter to which such indemnification payment is directly or indirectly related. Purchaser Indemnitee will take such actions as Sellers may reasonably request for the purpose of enabling Sellers to perfect or exercise Sellers’ right of subrogation hereunder.
          (i) The right of Purchaser Indemnitee to assert indemnification claims and receive indemnification payments pursuant to this Section 6.1 will be the sole and exclusive right and remedy exercisable by Purchaser Indemnitee with respect to any claim arising under or related to this Agreement; provided, however, that this Section 6.1(i) shall not prevent Purchaser Indemnitee from asserting a tort claim for fraud against Sellers in appropriate circumstances.
          (j) Notwithstanding anything in this Section 6.1 to the contrary: (i) the aggregate amount of Purchaser Damages recoverable pursuant to this Section 6.1 by Purchaser Indemnitees shall be limited to that portion of the Purchase Price actually received by Sellers; and (ii) Sellers shall have the right to pay all or any portion of Purchaser Damages payable to Parent or Purchaser with the Initial Stock and Subsequent Stock, in which case such Initial Stock and Subsequent Stock shall be deemed to have the same per share value as determined in accordance with Section 2.1(a)(i) and Section 2.1(a)(ii)(A), respectively.
     6.2 Survival of Representations; Indemnification by Parent and Purchaser.
          (a) The representations and warranties of Purchaser and Parent set forth in Sections 5.1, 5.2 and 5.6 will survive the Closing indefinitely.
          (b) All representations and warranties of Purchaser and Parent set forth in this Agreement other than those set forth in Sections 5.1, 5.2 and 5.6 will survive the Closing but will terminate and expire, and will cease to be of any force or effect, at 5:00 PM Eastern time on the date which is eighteen (18) months after the Closing Date and all liability of Purchaser and Parent with respect to such representations and warranties will thereupon be extinguished; provided, however, that if, prior to such eighteen (18) month anniversary date, Sellers shall have duly delivered to Purchaser and Parent, in conformity with all of the applicable procedures set forth in Section 6.2(d), a Seller Claim Notice, then the specific claim set forth in such Seller Claim Notice will survive (and will not be extinguished upon) such eighteen (18) month anniversary;

          (c) Subject to the limitations set forth in this Section 6.2 and elsewhere in this Agreement, from and after the Closing Date, Purchaser and Parent shall jointly and severally indemnify, defend and hold harmless each Seller and his respective executors, administrators, heirs, permitted assigns, representatives and agents (each a “Seller Indemnitee”) from and against any and all Damages, whether or not involving a third-party claim, including attorneys’ fees and related defense costs and expenses (collectively, “Seller Damages”), arising out of, relating to or resulting from: (i) any breach of a representation or warranty of Parent or Purchaser contained in this Agreement; (ii) any breach or non-performance by Parent or Purchaser of any of their respective covenants or agreements contained in this Agreement; (iii) the Assumed Liabilities; (iv) the operation of the Purchased Assets after the Closing Date; (v) any Liabilities to On Assignment Staffing Services, Inc. d/b/a On Assignment Lab Support, or (vi) the enforcement of this Section 6.2.
          (d) If any Seller Indemnitee wishes to assert an indemnification claim against Purchaser or Parent, such Seller Indemnitee will deliver to Purchaser and Parent, as soon as reasonably practicable, a written notice (“Seller Claim Notice”) setting forth:
               (i) the provision of this Agreement upon which such indemnification claim is based;
               (ii) a reasonably detailed description of the facts and circumstances giving rise to the indemnification claim; and
               (iii) a reasonably detailed description of, and a good faith estimate of the total amount of, the Seller Damages actually incurred or expected to be incurred by Seller Indemnitee in connection with such indemnification claim.
          (e) If Seller Indemnitee receives notice or otherwise obtains knowledge of any matter or any threatened matter that may reasonably be expected to give rise to an indemnification claim against Purchaser or Parent, then Seller Indemnitee will deliver to Purchaser and Parent a written notice describing such matter in reasonable detail as soon as reasonably practicable. Purchaser and Parent will have the right, at their election and at their sole expense, to assume the defense of any such matter with their own counsel. If Purchaser or Parent elects to assume the defense of any such matter, then:
               (i) Notwithstanding anything to the contrary contained in this Agreement, Purchaser and Parent will not be required to pay or otherwise indemnify Seller Indemnitee against any attorneys’ fees or other expenses incurred on behalf of Seller Indemnitee in connection with such matter following Purchaser’s or Parent’s election to assume the defense of such matter;
               (ii) Seller Indemnitee will make available to Purchaser and Parent all books, records and other documents and materials that are under the control of Seller Indemnitee or any of Seller Indemnitee’s Affiliates, advisors or representatives and that Purchaser or Parent reasonably considers necessary or desirable for the defense of such matter;
               (iii) Seller Indemnitee will execute such documents and take such other actions as Purchaser or Parent may reasonably request for the purpose of facilitating the defense of, or any settlement, compromise or adjustment relating to, such matter;
               (iv) Seller Indemnitee will otherwise fully cooperate as reasonably requested by Purchaser or Parent in the defense of such matter;
               (v) Seller Indemnitee will not admit any liability with respect to such matter; and

               (vi) Purchaser and Parent will have the exclusive right to settle, adjust or compromise such matter, on such terms as Purchaser and Parent may consider appropriate, with the consent of Seller Indemnitee (which will not be unreasonably withheld).
          (f) If Purchaser or Parent elects not to assume the defense of such matter, then Seller Indemnitee will proceed diligently to defend such matter with the assistance of counsel reasonably satisfactory to Purchaser and Parent; provided, however, that Seller Indemnitee will not settle, adjust or compromise such matter, or admit any liability with respect to such matter, without the prior written consent of Purchaser and Parent (which will not be unreasonably withheld).
          (g) To the extent Purchaser and Parent makes or is required to make any indemnification payment to Seller Indemnitee, Purchaser and Parent will be entitled to exercise, and will be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Seller Indemnitee may have against any other Person with respect to any Seller Damages, circumstances or matter to which such indemnification payment is directly or indirectly related. Seller Indemnitee will take such actions as Purchaser or Parent may reasonably request for the purpose of enabling Purchaser or Parent to perfect or exercise Purchaser’s or Parent’s right of subrogation hereunder.
          (h) The right of Seller Indemnitee to assert indemnification claims and receive indemnification payments pursuant to this Section 6.2 will be the sole and exclusive right and remedy exercisable by Seller Indemnitee with respect to any claim arising under or related to this Agreement; provided, however, that this Section 6.2(h) shall not prevent Seller Indemnitee from asserting a tort claim for fraud against Purchaser or Parent in appropriate circumstances.
     6.3 Mitigation. Upon any Purchaser Indemnitee or Seller Indemnitee (each an “Indemnitee”) becoming aware of any claim as to which indemnification may be sought by such Indemnitee pursuant to this Article 6, an Indemnitee shall utilize reasonable efforts, consistent with normal practices and policies and good commercial practice, to mitigate the Damages related to such claim.
     6.4 Calculation of Damages.
          (a) No Party hereto will be liable to another Party hereunder for any punitive, consequential, exemplary, incidental or special damages, or for lost profits, diminution in value (including based upon a multiple of earnings or revenue, whether adjusted or unadjusted, or any similar valuation metrics), business interruption, cost of capital or loss of business reputation or opportunity, in any case relating to any claim for which such Party may be entitled to indemnification under this Agreement.
          (b) The amount of any Damage for which indemnification is provided hereunder shall be net of any amounts recovered by the Indemnitee under insurance policies or other right to indemnification or contribution from any third Person with respect to such Damages (net of any deductibles). In the event that any claim for indemnification asserted hereunder is, or may be, the subject of any insurance coverage or other right to indemnification or contribution from any third Person, the Indemnitee expressly agrees to promptly notify the applicable insurance carrier of any such claim or loss and tender defense thereof to such carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such losses or claims. The Indemnitee agrees to pursue such claims diligently and to reasonably cooperate with each applicable insurance carrier and third party indemnitor or contributor. The Indemnitee shall use its best efforts to seek recoveries under insurance policies. In the event that any insurance proceeds or any indemnity, contribution or other similar payment is recovered by the Indemnitee with respect to an indemnification obligation that the Sellers, Parent or Purchaser, as applicable, (each an “Indemnitor”) previously paid to the Indemnitee, the Indemnitee will pay such recovered amount back to the Indemnitor within ten (10) days after receipt thereof by wire transfer or delivery of other immediately funds to an account designated in writing by the Indemnitor.

          (c) The amount of any Damage for which indemnification is provided shall be reduced to take account of any Tax benefit realizable by the Indemnitee arising from the incurrence or payment of any such Damage. In computing the amount of any such Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage.
ARTICLE 7. MISCELLANEOUS PROVISIONS
     7.1 Parent Guaranty. Notwithstanding anything to the contrary, Parent hereby absolutely and unconditionally guarantees to Sellers, the due and prompt payment of all amounts due from Purchaser to Sellers under this Agreement and the punctual performance and observation by Purchaser of all other terms and conditions to be performed and observed by Purchaser under this Agreement.
     7.2 Currency. All payments to be made pursuant to this Agreement shall be made in U.S. Dollars.
     7.3 Expenses. Each Party shall pay it own costs and expenses in connection with this Agreement and the Transaction (including the fees and expenses of its advisers, accountants and legal counsel).
     7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
     if to Parent, to:
Advanced Viral Research Corp.
200 Corporate Boulevard South
Yonkers, New York 10701
Attn: Stephen M. Elliston
Facsimile No.: (914) 376-7368
Telephone No.: (914) 376-7383
     if to Purchaser, to:
Triad Biotherapeutics, Inc.
200 Corporate Boulevard South
Yonkers, New York 10701
Attn: Stephen M. Elliston
Facsimile No.: (914) 376-7368
Telephone No.: (914) 376-7383
     with a copy to:
Berman Rennert Vogel & Mandler, P.A.
100 S.E. 2nd Street, Suite 2900
Miami, Florida 33131
Attn: Charles J. Rennert
Facsimile No.: (305) 373-6036
Telephone No.: (305) 577-4171
     if to Sellers, to:
Vincent P. Gullo
33 Darren Drive
Basking Ridge, NJ 07920
Facsimile No.: (973) 795-2292
Telephone No.: (732) 563-4267

     and
     Dallas E. Hughes
22 Field Pond Road
Milford, MA 01757
Facsimile No.: N/A
Telephone No.: (508) 473-4842
     with a copy to:
Pepper Hamilton
Suite 400
301 Carnegie Center
Princeton, NJ 08543-5276
Attn: Donald Readlinger
Facsimile No.: (609) 452.1147
Telephone No.: (609) 951.4164
     7.5 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.”
     7.6 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile or other similar electronic means (such as an e-mail exchange of .pdf, .tif or similar files), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
     7.7 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Appendices, Exhibits, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other Person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.
     7.8 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     7.9 Governing Law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to such state’s principles of conflicts of law. Each of the Parties hereto irrevocably consents to the jurisdiction of any federal or state court located within the State of New York or Commonwealth of Massachusetts in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. THE PARTIES HERETO IRREVOCABLY WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

     7.10 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     7.11 Incorporation of Appendices, Exhibits and Schedules. The Appendices, Exhibits, Disclosure Schedules and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     7.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, permitted assigns, executors, administrators, heirs and legal representatives.
     7.13 Further Assurances. Each Party agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.
(a) [Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its respective officer(s) thereunto duly authorized or by his hand all as of the date first written above.

“Purchaser” TRIAD BIOTHERAPEUTICS, INC.
By:	/s/ Stephen M. Elliston
	Name:	Stephen M. Elliston
	Title:	President

“Parent” ADVANCED VIRAL RESEARCH CORP.
By:	/s/ Stephen M. Elliston
	Name:	Stephen M. Elliston
	Title:	President

“Sellers” Vincent P. Gullo, individually
By:	/s/ Vincent P. Gullo

Dallas E. Hughes, individually
By:	/s/ Dallas E. Hughes

(b)
[Signature Page To Asset Purchase Agreement]

APPENDIX A
CERTAIN DEFINITIONS
“Affiliate” shall mean, with respect to any Person, any entity which controls, or is controlled by, or is under common control with such Person.
“AFP Technology” shall have the meaning specified in Section 1.1(d).
“Agreement” shall mean the Asset Purchase Agreement to which this Appendix A is attached (including the Seller Disclosure Schedule and all other appendices and schedules attached hereto), as it may be amended from time to time.
“Assignment Consent” shall have the meaning specified in Section 1.3(a).
“Assumed Liabilities” shall have the meaning specified in Section 1.2.
“Books and Records” shall have the meaning specified in Section 1.1(f).
“Cetek Agreements” means that certain agreement dated April 2, 2007, between Cetek Corporation and Sellers, regarding “Purchase of Cetek Assets related to Sanglifehrin, Proteasome and EG5 projects,” and that certain agreement dated April 6, 2007, between Cetek Corporation and Sellers, regarding “Purchase of Cetek Assets,” as amended by that certain “Amendment to Agreements Dated April 2, 2007 and April 6, 2007.”
“Closing Date” shall have the meaning specified in Section 3.1.
“Closing Thirty-Day Average Stock Price” means the average of the closing sale prices of a share of Parent Common Stock as reported on the OTCBB for the period of thirty consecutive trading days ending on the trading day immediately preceding (i) the Closing Date in the case of the Initial Stock and (ii) the Milestone Date in the event of the Subsequent Stock.
“Closing” shall have the meaning specified in Section 3.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Compounds” shall have the meaning specified in Section 1.1(a).
“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated April 18, 2007, among Parent, Sellers and Yuriy Dunayevskiy.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).
“Contracts” shall have the meaning specified in Section 4.6(a).
“Damages” shall mean any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, lease, license, option, right of first refusal, preemptive right, defect of title, imperfection of title, or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Extracts” shall have the meaning specified in Section 1.1(b).
“FDA” means the United States Food and Drug Administration.

“General Assignment and Bill of Sale” shall have the meaning specified in Section 3.2(a).
“Gullo” shall have the meaning specified in the preamble.
“Hughes” shall have the meaning specified in the preamble.
“IND” shall mean Investigational New Drug Application.
“Indemnitee” shall have the meaning specified in Section 6.3.
“Indemnitor” shall have the meaning specified in Section 6.4(b).
“Initial Stock” shall have the meaning specified in Section 2.1(a)(i).
“Intellectual Property Assignment” shall have the meaning specified in Section 3.2(b).
“IRS” means the Internal Revenue Service.
“Knowledge” means the actual knowledge of Hughes and Gullo.
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, resolution, ordinance, code, treaty, rule, regulation, Order or permit, issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Material Adverse Effect” means, with respect to Sellers, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise) of the Purchased Assets or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent Sellers from performing their obligations under this Agreement.
“Milestone Date” shall have the meaning specified in Section 2.1(a)(ii)(A).
“Non-Assignable Asset” shall have the meaning specified in Section 1.3(a).
“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any Governmental Authority or any arbitrator or arbitration panel; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.
“OTCBB” shall mean the Over the Counter Bulletin Board.
“Parent Common Stock” shall mean shares of Common Stock, par value $.00001 per share of Parent.
“Parent Notice” shall have the meaning specified in Section 2.1(b).
“Parent Preferred Stock” shall mean shares of Preferred Stock common, par value $.00001 per share of Parent.
“Parent” shall have the meaning specified in preamble.
“Party” or “Parties” shall have the meaning specified in preamble.
“Patent” shall have the meaning specified in Section 1.1(g).

“Permitted Encumbrances” means (a) Encumbrances described in the Contracts, (b) liens for Taxes not yet due and payable, (c) such imperfections of title as do not materially detract from the value or otherwise interfere with the use of any of the Purchased Assets, (d) Encumbrances arising from the actions of Parent, Purchaser or any of their respective Affiliates, and (e) Encumbrances that, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect.
“Person” shall mean any individual or entity (including any Governmental Authority).
“Piggyback Notice” shall have the meaning specified in Section 2.1(b).
“Piggyback Right” shall have the meaning specified in Section 2.1(b).
“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.
“Purchase Price” shall have the meaning specified in Section 2.1(a).
“Purchased Assets” shall have the meaning specified in Section 1.1.
“Purchaser Claim Notice” shall have the meaning specified in Section 6.1(e).
“Purchaser Common Stock” shall mean shares of Common Stock, par value $.00001 per share of Parent.
“Purchaser Damages” shall have the meaning specified in Section 6.1(c).
“Purchaser Disclosure Schedule” shall have the meaning specified in Article 5.
“Purchaser Indemnitee” shall have the meaning specified in Section 6.1(c).
“Purchaser SEC Documents” shall have the meaning specified in Section 5.3(a).
“Purchaser” shall have the meaning specified in preamble.
“Registrable Securities” means (i) any shares of Initial Stock and Subsequent Stock, and (ii) any securities issued or received in respect of, or in exchange or in substitution for any shares of Initial Stock and Subsequent Stock, including, but not limited to, those arising from a stock dividend, distribution, stock split, reclassification, reorganization, merger, consolidation, sale or transfer of assets or other exchange of securities, except, in the case of either (i) or (ii), to the extent previously registered under the Securities Act.
“Required Seller Third Party Consents” shall have the meaning specified in Section 4.4(b).
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller Claim Notice” shall have the meaning specified in Section 6.2(d).
“Seller Damages” shall have the meaning specified in Section 6.2(c).
“Seller Disclosure Schedule” shall have the meaning specified in Article 4.
“Seller Governmental Consents” shall have the meaning specified in Section 4.4(a).
“Seller Indemnitee” shall have the meaning specified in Section 6.2(c).
“Seller Intellectual Property” shall mean all of the following, in each case to the extent related to the Purchased Assets and owned or licensed by Sellers: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing), together with all goodwill associated with each of the foregoing; (c) copyrights and copyrightable works; (d) registrations and applications for any of the foregoing; and (e) trade secrets, know-how and inventions.
“Seller” or “Sellers” shall have the meaning specified in preamble.
“Strains” shall have the meaning specified in Section 1.1(c).
“Structural Analog” shall have the meaning specified in Section 2.1(a)(ii)(A).
“Subsequent Stock” shall have the meaning specified in Section 2.1(a)(ii)(A).
“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.
“Tax” (and, with correlative meaning, “Taxes”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.
“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.
“Transferred Contracts” shall have the meaning specified in Section 1.1(e).

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